Exhibit 99.K11

AMENDMENT NO. 3

TO CREDIT AGREEMENT

This AMENDMENT NO. 3 (this “Amendment”) is made as of December 30, 2024 among the Borrower identified on the signature page hereof (the “Borrower”) and Société Générale, as lender (in such capacity, the “Lender”) and as the administrative agent for the Lender (in such capacity, the “Agent”).

The Borrower has requested that the Lender and the Agent amend certain provisions of the Credit Agreement dated as of June 14, 2019 entered into among the Borrower, the Lender and the Agent (such Credit Agreement, as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), and the Lender and the Agent are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1. INTERPRETATION. Unless otherwise specifically defined herein, capitalized terms used herein and not defined herein have the meanings set forth in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall refer to the Credit Agreement as amended hereby.

2. AMENDMENTS.

(a)   From and after the date hereof, Section 9(a) of the Credit Agreement is hereby amended by:

(i) amending and restating the definitions of “Commitment”, “Scheduled Maturity Date”, and “Spread” in their entirety as follows:

“Commitment” means the obligation of the Lender to make Loans under this Agreement in an aggregate principal amount at any one time, which as of December 30, 2024 shall equal $200,000,000, as such Commitment may be increased pursuant to Section 2(q) or partially decreased from time to time.

“Scheduled Maturity Date” means September 30, 2026, or if such day is not a Business Day, the next preceding Business Day.

“Spread” means, with respect to any Loan, 1.75% per annum.

(ii) amending the definition of “Eligible Collateral” by (a) deleting the “and” at the end of clause (xii), (b) deleting the period at the end of clause (xiii) and replacing with “; and”, and (c) adding the following clause (xiv):

“(xiv) to the extent the Market Value of Eligible Collateral which constitute Eligible Bond Assets (including Eligible Public Credit Assets) that have a rating at or below “CCC+” by S&P, at or below “Caa1” by Moody’s, or at or below “CCC+” by Fitch exceeds 25% of the aggregate Market Value of Eligible Collateral, such excess shall not constitute Eligible Collateral.”

3. EXTENSION FEE. In connection with the extension of the Scheduled Maturity Date set forth herein, the Borrower acknowledges and agrees that it shall pay to the Agent the fee described in clause (i) of paragraph 2 of the Fee Letter.

4. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Lender and the Agent that (a) the representations and warranties contained in the Credit Agreement and any other Transaction Document or any document furnished at any time under or in connection therewith are true and correct in all material respects (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which is true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties are true and correct in all material respects (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which are true and correct in all respects)) as of such earlier date and (b) no Default or Event of Default will have occurred and be continuing before or after giving effect hereto.

5. EFFECTIVENESS. This Amendment shall become effective upon the receipt by the Agent of (a) evidence satisfactory to the Agent that this Amendment has been executed and delivered by each of the parties hereto, and (b) certified copies of the Organization Documents and Offering Documents (including any amendments or supplements thereto) of the Borrower and such certificates of resolutions or other action, incumbency certificates and/or other certificates as the Agent may require evidencing that the Borrower is duly organized or formed, validly existing and in good standing, and the identity, authority, and capacity of each Responsible Officer authorized to act on behalf of the Borrower in connection with the Agreement and the other Transaction Documents including this Amendment, in form and substance satisfactory to the Agent.

6. NO OTHER AMENDMENT. Except as expressly provided herein, this Amendment shall not operate as an amendment or waiver of any right, power or privilege of the Lender or the Agent under the Credit Agreement or of any other term or condition of the Credit Agreement or the other Transaction Documents, each of which shall remain in full force and effect in accordance with their respective terms, without any waiver, amendment or modification of any provision thereof.

7. COUNTERPARTS. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8. APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first set forth above.

BLACKROCK CREDIT STRATEGIES FUND, as Borrower

By: /s/ John M. Perlowski

Name: John M. Perlowski

Title: Trustee, President and Chief Executive

    Officer

SOCIÉTÉ GÉNÉRALE, as Lender and Agent

By: /s/ Julien Gimbrere

Name: Julien Gimbrere

Title: MD

Amendment to Credit Agreement